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                                                 File No. 70-9459

               SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549

                         AMENDMENT NO. 1
                               TO
                            FORM U-1

                   APPLICATION OR DECLARATION

                              UNDER

         THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935


                           Allegheny Energy, Inc.
                           10435 Downsville Pike
                           Hagerstown, MD 21740





(Name of company or companies filing this statement and addresses of principal executive offices)


                     Allegheny Energy, Inc.



(Name of top registered holding company parent of each applicant or declarant)

                      Thomas K. Henderson, Esq.
                      Vice President
                      Allegheny Energy, Inc.
                      10435 Downsville Pike
                      Hagerstown, MD 21740-1766



(Name and address of agent for service)


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1.  Allegheny Energy, Inc. hereby amends Item No. 6 by filing herewith the following Exhibits:

Item No. 6.    Exhibits and Financial Statements

          (a)  Exhibits


               F         Opinion of Counsel

               G         Financial Data Schedule




                            SIGNATURE



          Pursuant to the requirements of the Public Utility

Holding Company Act of 1935, the undersigned company has duly caused this statement to be signed on its behalf by the

undersigned thereunto duly authorized.


                                   ALLEGHENY ENERGY, INC.


                                   By   /s/ Thomas K. Henderson
                                        Thomas K. Henderson,
                                        Vice President



Dated: July 13, 1999